EXHIBIT 10.9

November 12, 2004

Tom Conrad

Dear Tom:

On behalf of Savage Beast Technologies Incorporated (the “Company”), I am pleased to offer you continued employment as Vice President of Engineering of the Company on the terms set forth herein. This agreement amends and restates, in its entirety, your offer letter dated June 18, 2004.

You will be working out of the Company’s headquarters office, in Oakland, California, under the guidance of the Company’s Chief Operating Officer. You will be responsible for managing the engineering team.

1. Compensation.

a. Base Wage. In this exempt position, effective January 1, 2005 you will earn a starting salary of $14,583.33 per month, which is equivalent to $175,000.00 on an annualized basis, subject to applicable tax withholding. Your salary will be payable pursuant to the Company’s regular payroll policy.

b. Incentive Compensation. You will be awarded a one time payment of $10,000.00 on December 31, 2004 as partial bonus for the year ended 2004.

2. Employee Benefits.

a. Paid Time Off. You will be eligible to accrue up to 15 days of paid PTO per calendar year, pro-rated for the remainder of this calendar year.

b. Group Plans. The Company will provide you with the opportunity to participate in the standard benefits plans currently available to other similarly situated employees, including medical and dental insurance, subject to any eligibility requirements imposed by such plans.

3. Equity Award.

a. Stock Option. In connection with your continued employment, the Company will recommend that the Board of Directors grant you a stock option (the “Option”) to purchase 412,141 shares (as adjusted for stock splits, stock dividends, combinations and like transactions) of the Company’s Common Stock (the “Option Shares”), with a per share exercise price equal to the fair market value of such shares on the date of grant. The term of the Option shall be ten (10) years; provided that you shall have thirty (30) days to exercise such Option following the termination of your employment. The Option Shares will vest and become exercisable at the rate of 25% of the total number of shares on the twelve (12) month anniversary of your Vesting Commencement Date (which Vesting Commencement Date shall be December 1, 2004, and 1/48th of the total number of Option Shares each month thereafter. In no event shall any additional Option Shares vest after the termination of your employment or consulting relationship with the Company, except as otherwise provided herein. The Option will be an ISO to the maximum extent permitted by applicable law.

4. Change of Control.

a. Definition. As used in this Agreement, “Change of Control” shall mean the sale, conveyance, or other disposal of all or substantially all of the Company’s property or business, or the merger with or into or consolidation with any other Company, limited liability company or other entity (other than a wholly-owned subsidiary of the Company); provided that none of the following shall be considered a Change of Control: (i) a merger effected exclusively for the purpose of changing the domicile of the Company, (ii) an equity financing in which the Company is the surviving entity, or (iii) a transaction in which the shareholders of the Company immediately prior to the transaction own 45% or more of the voting power of the surviving entity following the transaction.

b. Acceleration upon Change of Control. In the event of a Change of Control, thirty-three percent (33%) of your then unvested stock options will vest immediately. You may choose to exercise the Options in conjunction with the Change of Control, or to leave them unexercised and fairly adjusted or converted in accordance with the acquiring company’s requirements. In the event that your remaining unvested Options are not assumed or substituted for by the acquiring company on terms consistent with the overall Change of Control transaction, then 100% of your unvested Option Shares shall vest in full.

c. Involuntary Termination/Constructive Termination. In the event that you are involuntarily terminated without Cause or experience a Constructive Termination of your employment (each an “Involuntary Termination”) within twelve (12) months after a Change in Control, 100% of your then unvested Option Shares shall vest in full, provided that you execute and deliver to the Company an executed general release in a form acceptable to the Company (or the surviving entity), which release shall include, without limitation, an agreement by you (i) to release all known and unknown claims that you may then have against the Company or persons affiliated with the Company, provided, however, that you will not be required to release any claims with respect to any then-unpaid deferred compensation earned under the terms of the Arrangement; and (ii) not to prosecute any legal action or other proceeding based upon any of such claims.

For all purposes under this Agreement, “Constructive Termination” of your employment means: resignation from your employment with the Company within twelve (12) months after any of the following:

(a)	any reduction of Executive’s base salary which is not part of a broad cross-company cost cutting effort.

(b)	any requirement that Executive engage in any illegal or unethical conduct, after Executive has given the Company 30 days’ notice and opportunity to cure;

(c)	the Company’s failure to fully cure within thirty (30) days any material breach by the Company of this Agreement, or any other agreement between Executive and the Company, in each case which Executive has notified the Board in writing;

(d)	a relocation of Executive’s principal place of employment by more than fifty (50) miles.

Executive shall be deemed to be disabled if a majority of the Board determines in good faith that Executive is unable to perform the essential functions of his position with Company, even with reasonable accommodation, for a period of not less than ninety (90) consecutive days, due to a mental or physical illness or incapacity (hereafter “Disability”).

“Cause” for termination of your employment means: (a) gross misconduct, personal dishonesty, fraud or material misrepresentation in the performance of your duties or responsibilities to the Company under this Agreement that results from a willful act or omission by you; (b) conviction of (or entry of a plea of guilty to) a felony, or a misdemeanor involving moral turpitude; or (c) willful and material failure to perform your job duties to the Company; or (d) willful refusal to carry out a lawful directive of the Board that is consistent with your position and responsibilities, except where such failure or refusal results from your death, Disability (as defined in herein) or Constructive Termination (as defined herein); provided, however, that the conduct, event or condition specified in subsections (c) or (d) of this paragraph shall only constitute “Cause” if a majority of the Board determines in good faith that Executive has not cured the conduct, event or condition within a reasonable period of not less than 30 days after receipt of written notice from the Company. No act or failure to act shall be considered “willful” unless it is done, or omitted to be done, intentionally, in bad faith, and without reasonable belief that the action or omission was in the best interest of the Company.

5. General Obligations. You acknowledge and agree that you have abided by, and remain subject to and will continue to abide by, the Confidential Information and Invention Assignment Agreement you previously entered into with the Company in connection with your employment with the Company, a form of which is attached hereto as Exhibit A (the “Confidentiality Agreement”). You represent and warrant to the Company that you are under no obligations or commitments, whether contractual or otherwise, that are inconsistent with your obligations set forth in this Agreement or the Confidentiality Agreement. As an employee, you will be expected to adhere to the Company’s standards of professionalism, loyalty, integrity, honesty, reliability and respect for all. Please note that the Company is an equal opportunity employer. The Company does not permit, and will not tolerate, the unlawful discrimination or harassment of any employees, consultants, or related third parties on the basis of sex, race, color, religion, age, national origin or ancestry, marital status, veteran status, mental or physical disability or medical condition, sexual orientation, pregnancy, childbirth or related medical condition, or any other status protected by applicable law. Any questions regarding this EEO statement should be directed to Human Resources.

6. At-Will Employment. Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability. The Company also reserves the right to modify or amend the terms of your employment at any time for any reason. This policy of at-will employment is the entire agreement as to the duration of your employment and may only be modified in an express written agreement signed by the Chief Executive Officer of the Company.

We are all delighted to be able to extend you this offer and look forward to continue to work together. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me. This letter, together with the Confidentiality Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter shall be binding on, and shall inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns; however, you may not assign, transfer or delegate your rights or obligations under this letter and any attempt to do so shall be void. This letter will be governed by the laws of California, without regard to its conflict of laws provisions. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company.

Very truly yours,

SAVAGE BEAST TECHNOLOGIES, INC.

By:	/s/ Joseph Kennedy
Joseph J. Kennedy, CEO & President

ACCEPTED AND AGREED:

TOM CONRAD

/s/ Tom Conrad
Signature

6/20/04
Date

X I hereby waive my right to receive any public records as described above.